EXHIBIT 99.1

Photo Release -- Consumer Marketing and Strategy Specialist Ellen Connelly Taaffe Elected to Board of Directors at Hooker Furniture Corporation

MARTINSVILLE, Va., July 22, 2015 (GLOBE NEWSWIRE) -- Ellen Connelly Taaffe, a consumer marketing and strategy specialist with senior executive experience across a wide range of companies including PepsiCo, Quaker Oats, Whirlpool and Royal Caribbean Cruises, has been elected to the Board of Directors at Hooker Furniture Corp. (NASDAQ:HOFT).

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=34631

Recognized for her expertise in and knowledge of traditional and digital marketing best practices in packaged goods as well as high-ticket consumer durables, Taaffe in an independent consultant in marketing strategy and executive leadership. She also served as President of Smith-Dahmer Associates, a market research and consulting firm specializing in translating customer insights into marketing strategies. She currently serves on the Board of Chicago-based baking and snack nut processor and distributor John B. Sanfilippo & Sons.

"We are very pleased to have Ellen join our Board, bringing a wealth of large and public company marketing, strategy and Board experience in both packaged goods as well as bigger ticket purchases," said Paul Toms, chairman and chief executive officer of Hooker. "She has experience in consumer industries like appliances and cruises which, in many ways, compete with our industry," he said. "Ellen will complement the skills and experience we currently have on the Board and add to our discussions. We are thankful she chose to join us."

Taaffe, whose Board appointment is effective immediately, received her undergraduate degree in Business from the University of Florida and an MBA from J.L Kellogg Graduate School of Management.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2014 shipments to U.S. retailers, Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 91st year of business. Major casegoods product categories include bedroom, dining, accent, home entertainment and home office furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include: Bradington-Young, a specialist in upscale motion and stationary leather furniture; Sam Moore Furniture, a specialist in fabric upholstery with an emphasis on cover-to-frame customization; and Hooker Upholstery, an imported leather upholstered furniture line targeted at the upper-medium price-range. The Homeware brand offers direct-to-consumer, customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract brand supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, and hcontractfurniture.com.

CONTACT: For more information, contact:
         Paul B. Toms, Chairman and Chief Executive Officer,
         Hooker Furniture, 276-632.2133